SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 31, 2003

                         WAYNE SAVINGS BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                     0-23433                    31-1557791
(State or other jurisdiction     (Commission File No.)          (IRS Employer
      of incorporation)                                      Identification No.)

 151 North Market Street, Wooster, Ohio                             44691
(Address of principal executive offices)                          (Zip Code)

Registrant's telephone number, including area code: (330) 264-5767

                                 Not Applicable
          (Former name or former address, if changed since last report)

Item 5. Other Events and FD Disclosures.

      On October 31, 2003, Wayne Savings Bancshares, Inc. ("Wayne Savings Bancshares") and its wholly owned subsidiary, Wayne Savings Community Bank, an Ohio savings and loan association, entered into a definitive agreement (the "Merger Agreement") to acquire Stebbins Bancshares, Inc. and its national bank subsidiary, Stebbins National Bank of Creston, Ohio, in an all-cash merger valued at approximately $5.2 million. The Merger Agreement provides, among other things, for the merger of Stebbins Bancshares, Inc. with and into Wayne Savings Bancshares, with Wayne Savings Bancshares being the surviving entity, to be immediately followed by the merger of Stebbins National Bank with and into Wayne Savings Community Bank, with Wayne Savings Community Bank as the surviving financial institution (collectively, the "Merger").

      Pursuant to the Merger Agreement, Wayne Savings Bancshares will pay the stockholders of Stebbins Bancshares, Inc. cash consideration aggregating approximately $5.2 million, or $291.32 per share (the "Per Share Merger Consideration"). The Per Share Merger Consideration is subject to downward adjustment, in the following amounts, in the event of either of the following circumstances: (i) if certain non-accrual loans, currently identified on the books of Stebbins National Bank, remain on Stebbins' books at the effective time of the Merger and (a) the remaining principal balances of these loans exceed $100,000, or (b) the remaining principal balances of these loans do not exceed $100,000, however, the market value of the collateral securing the loans, at the effective time of the Merger, is less than 200% of the remaining principal balances, then the Per Share Merger Consideration will be reduced by $8.40 per share; or (ii) if, as of the month end immediately preceding the effective time of the Merger, Stebbins Bancshares' per share stockholders' equity, calculated in accordance with GAAP, is less than $184.87, then the Per Share Merger Consideration will be reduced to the extent of such shortfall.

      Pursuant to the Merger Agreement, Stebbins Bancshares has agreed to pay Wayne Savings Bancshares a termination fee in the amount of $250,000 if, among other things, Stebbins Bancshares terminates the Merger Agreement following an acquisition proposal made with respect to Stebbins Bancshares, by a potential acquirer other than Wayne Savings Bancshares.

      The respective Boards of Directors of Wayne Savings Bancshares, Inc., Wayne Savings Community Bank and Stebbins Bancshares, Inc. and Stebbins National Bank have each approved the agreement. Additionally, the individual members of the Board of Directors of Stebbins Bancshares have each entered into an agreement under which they will vote their shares of Stebbins common stock in favor of the Merger Agreement. Due diligence has been completed. Consummation of the transaction is subject to certain conditions, including the receipt of all required regulatory approvals as well as stockholder approval by Stebbins. The transaction is structured as a tax-free reorganization. It is expected that the transaction will be completed during the second calendar quarter of 2003.

      The Merger Agreement is filed herewith as Exhibit 2 and is incorporated herein by this reference.

      A press release, dated October 31, 2003, announcing the signing of the definitive Merger Agreement is attached hereto as Exhibit 99.

Item 7. Financial Statements and Exhibits.

      The following Exhibits are filed as part of this report:

      Exhibit 2 Agreement and Plan of Merger By and Between Wayne Savings Bancshares, Inc., Wayne Savings Acquisition Subsidiary, Inc., Wayne Savings Community Bank and Stebbins Bancshares, Inc. and Stebbins National Bank, dated as of October 31, 2003.

      Exhibit 99  Press Release dated October 31, 2003.

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                       WAYNE SAVINGS BANCSHARES, INC.


DATE: November 5, 2003                 By: /s/ Charles F. Finn
                                           ---------------------------------
                                           Charles F. Finn
                                           President and Chief Executive Officer